UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   February 11, 2014

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-53404	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2626 South Loop, Suite 180, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(832) 971-6616

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2014, the board of directors (the “Board”) of Bio-Path Holdings, Inc. (the “Company”) increased the size of the Board from four to five members and elected Heath W. Cleaver as a director of the Company to fill the vacancy created by such increase. In connection with Mr. Cleaver’s election to the Board, he was granted an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the closing price per share for the Company’s common stock on the OTCQX on the date of such election. Such option will vest and become exercisable on the first anniversary date of such grant, based on continuing service to the Company.

On February 11, 2014, the Board established (i) an Audit Committee, comprised of Gillian Ivers-Read, Michael J. Garrison and Mr. Cleaver with Mr. Cleaver being designated by the Board as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K; and (ii) a Nominating/Corporate Governance Committee comprised of Ms. Ivers-Read and Messrs. Garrison and Cleaver. The Board also appointed Ms. Ivers-Read and Messrs. Garrison and Cleaver as the members of the Company’s Compensation Committee. In connection therewith, the Board approved an Audit Committee Charter, a Nominating/Corporate Governance Committee Charter and a Compensation Committee Charter.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 11, 2014, the Board approved Restated Bylaws of the Company (the “Restated Bylaws”) effective as of the date of adoption. The Restated Bylaws amends the Company’s previous bylaws by expressly permitting shares of the Company’s capital stock to be certificated or uncertificated. For ease of reference and administration, the Board reflected such amendment in the Restated Bylaws, which replaces the Company’s previous bylaws in its entirety.

The above description of the amendment reflected in the Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the Restated Bylaws, which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

3.1	Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: February 13, 2014	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Restated Bylaws